As filed with the Securities and Exchange Commission on October 17, 2019

Registration No. 333-_________
________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIVERVIEW FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3901 North Front Street
Harrisburg, Pennsylvania 17110
(717) 957-2196
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________________________________________________________

Brett D. Fulk
President and Chief Executive Officer
Riverview Financial Corporation
3901 North Front Street
Harrisburg, Pennsylvania 17110
(717) 957-2196
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________________________________________________________

Copies to:
Benjamin M. Azoff, Esq.
Jeffrey M. Cardone, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [X]	Smaller Reporting Company [X]
Emerging Growth Company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]
________________________________________________________________________
CALCULATION OF REGISTRATION FEE
________________________________________________________________________
Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, no par value	100,000	$11.59	$1,159,000	$151.00

(1)
Pursuant to Rule 416 under the Securities Act, as amended (the “Securities Act”), this Registration Statement also includes such additional shares of common stock by reason of any stock dividend, stock split or other similar transaction in accordance with anti-dilution provisions of the Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

(2)
The number of shares being registered pursuant to this Registration Statement does not include approximately 9,045 shares of common stock previously registered in connection with the Plan and as yet unsold under Registration Statement No. 333-211731 on Form S-3. These shares are being carried forward on this Registration Statement pursuant to Rule 429 under the Securities Act. We previously paid a fee of $10.61 for such shares.

(3)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock as reported on the Nasdaq Global Market on October 15, 2019.

RIVERVIEW FINANCIAL CORPORATION
AMENDED AND RESTATED DIVIDEND REINVESTMENTAND STOCK PURCHASE PLAN
100,000 shares of common stock, no par value

This prospectus relates to 100,000 shares, no par value, of authorized and previously unissued or treasury shares of common stock of Riverview Financial Corporation (the “Corporation” or “Riverview”) being registered for purchase under the Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The board of directors previously approved the Plan. The Plan provides holders of record of the common stock of the Corporation with a simple and convenient method of using cash dividends to purchase shares of the Corporation’s common stock, and also permits shareholders, at their option, to make additional purchases of common stock through additional cash payments, within specified limits.
The Plan provides that shares of common stock to be issued under the Plan will be purchased directly from the Corporation out of its authorized but unissued shares, on the open market or in privately negotiated transactions. All purchases from the Corporation will be made at market prices, determined in the manner described in the Plan. The Corporation’s common stock is traded on the Nasdaq Global Market under the symbol “RIVE.” On October 15, 2019, the closing sale price of our common stock was $11.48 per share.
Current participants in the Plan will not be required to re-enroll. Shareholders who are not currently enrolled in the Plan may enroll at any time by completing an enrollment form and returning it to American Stock Transfer & Trust Company, LLC (“AST”), the Corporation’s stock transfer agent and administrator of the Plan, or by enrolling at AST’s website www.astfinancial.com.
The Plan does not represent a statement of dividend policy or a guarantee of future dividends. Dividends will be within the discretion of the Corporation’s board of directors and will be dependent upon various factors, including, without limitation, the future earnings and financial condition of the Corporation.
This prospectus should be retained for future reference.
Investing in the Corporation’s common stock involves risks. Please see “Risk Factors” on page 2 of this prospectus.

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The shares offered hereby are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in these shares, as with any investment in common stock, involves investment risk, including the possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is October 17, 2019.

i

ABOUT THIS PROSPECTUS
This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock offered under the Plan.  This prospectus does not include all of the information in the registration statement.  The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about the Corporation, the Plan, and the securities offered.  The registration statement can be read at the SEC website, www.sec.gov.

You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the securities.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Corporation,” “Riverview,” “we,” “us,” “our” or similar references mean Riverview Financial Corporation and all references to the “Dividend Reinvestment Plan” or the “Plan” mean the Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan in effect as of October 17, 2019.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.  You should read the entire prospectus carefully, including the documents we refer to and incorporate by reference, in order to understand this offering fully.  In particular, we incorporate important business and financial information into this prospectus by reference.
The Corporation has previously adopted the Plan to offer its shareholders an opportunity to purchase additional shares of the Corporation’s common stock automatically through the reinvestment of cash dividends and/or by making additional, voluntary cash payments in an amount between $40 and $10,000 per quarter.  All shareholders of the Corporation are eligible to participate in the Plan. You may make purchases under the Plan with some or all of the cash dividends you receive on the Corporation’s common stock.
The Corporation will issue shares to Plan participants from its authorized but unissued shares, purchase shares on the open market or in privately negotiated transactions or use a combination of these methods. The price of shares to Plan participants is the weighted average price actually paid for the shares, excluding all fees, brokerage commissions and expenses, subject to the right of the board of directors of the Corporation to determine that sales of shares under the Plan should be made at a discount to that price; currently, the board has authorized the sale of shares pursuant to the Plan at 95% of the weighted average price actually paid for the shares, which is a discount of 5% off the weighted average price. The Corporation will pay all fees, brokerage commissions, and expenses incurred in connection with the Plan, including any discount on the purchase price of shares purchased by the Plan.
If you are already enrolled in the Plan, you will not be required to re-enroll.  If you are not enrolled in the Plan and you own Corporation common stock, directly or indirectly, you are eligible to enroll in the Plan.  Shares purchased through the Plan will automatically be enrolled in the Plan, and future cash dividends on those shares will be used to purchase additional shares under the Plan. You may enroll in the Plan by completing an enrollment form and returning it to the Corporation’s stock transfer agent and plan administrator (the “Plan Administrator”) or by enrolling at the Plan Administrator’s website www.astfinancial.com:
American Stock Transfer & Trust Company, LLC
Plan Administration Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560
Phone no: 800-278-4353
If you enroll in the Plan, the Plan Administrator will use the cash dividends on the shares you designate, as well as any voluntary cash payments you make, to purchase additional shares of the Corporation’s common stock. Historically, we have paid cash dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the Plan unless you purchase shares through the Plan’s voluntary cash payment feature.  Purchases of common stock by the Plan will be made monthly.

We may amend the Plan from time-to-time. This prospectus describes the Plan as in effect as of the date hereof. If you do not choose to enroll in the Plan, you will continue to receive cash dividend payments from the Corporation, if and when cash dividends are declared and paid.
RIVERVIEW FINANCIAL CORPORATION
The Corporation is a Pennsylvania corporation and registered bank holding company of Riverview Bank.  The Corporation’s common stock is traded on the Nasdaq Global Market under the symbol “RIVE.”  The principal executive offices of the Corporation are located at 3901 North Front Street, Harrisburg, Pennsylvania 17110 and the telephone number is (717) 957-2196.
Riverview Bank is a Pennsylvania-chartered bank and trust company headquartered in Marysville, Pennsylvania and presently has a Citizens Neighborhood Bank division, a CBT Bank division and a wealth management division.  Riverview Bank is a full-service commercial bank providing a wide range of services to individuals and small-to-medium sized businesses in its Central Pennsylvania market areas of Berks, Blair, Bucks, Centre, Clearfield, Cumberland, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Riverview Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans.

RISK FACTORS
The business of the Corporation and its banking subsidiary, Riverview Bank, involves significant risks which are described below. Additional risks may arise in the future, and risks that are currently not considered significant may impact the operations of the Corporation and Riverview Bank.  Management’s ability to analyze and manage these and other risks could affect the future financial results of the Corporation. If any of the events or circumstances described below materialize, the financial condition or results of operations of the Corporation could suffer and the market price of the Corporation’s common stock could decline. Therefore, you should carefully read and consider these risk factors, together with all the other information contained in this prospectus or incorporated by reference herein, before you decide to invest in the Corporation’s common stock.
Risks Related to the Corporation’s Common Stock
Our securities lack a significant trading market.

While our common stock is listed on the Nasdaq Global Market, the volume of trades in our common stock is relatively low; there is no assurance that an active trading market in our common stock will develop or, if such a market develops, that it will be sustained. As a result, an investor in our common stock may find it more difficult to dispose of our shares at the volumes, prices or times desired, or to obtain accurate quotations as to the market value of, the common stock, or to obtain coverage for significant news events concerning us, and the common stock may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or for other purposes.

There is no assurance that we will continue to pay cash dividends.
Historically, we have paid quarterly cash dividends on our common stock. However, our future dividend policy will depend on a number of factors including, among other things, statutory and regulatory restrictions, business conditions, earnings, financial condition, regulatory requirements, and the discretion of our board of directors. Our ability to pay cash dividends is dependent upon the ability of Riverview Bank to pay dividends to Riverview. Therefore, there is no assurance whether, or at what rate, we will continue to pay cash dividends.
Riverview is a holding company and relies on dividends and other payments from Riverview Bank for substantially all of its revenue and its ability to make dividend payments, distributions and other payments.
Riverview is a separate and distinct legal entity from Riverview Bank and depends on the payment of dividends and other payments and distributions from Riverview Bank for substantially all of its revenues. As a result, Riverview’s ability to make dividend payments on its common stock depends primarily on certain federal and state regulatory considerations and the receipt of dividends and other distributions from Riverview Bank. There are various regulatory and prudential supervisory restrictions, which may change from time-to -time, that impact the ability of Riverview Bank to pay dividends or make other payments to Riverview. There can be no assurance that Riverview Bank will be able to pay dividends at past levels, or at all, in the future. If Riverview does not receive sufficient cash dividends or is unable to borrow from Riverview Bank, then it may not have sufficient funds to pay dividends to its shareholders, repurchase its common stock or service its debt obligations.
Our future growth may require us to raise additional capital in the future, but that capital may not be available when it is needed or may be available only at a significant cost.
We are required by regulatory agencies to maintain adequate levels of capital to support our operations. While we anticipate that current capital levels will satisfy regulatory requirements for the foreseeable future, we may at some point choose to raise additional capital to support future growth. Our ability to raise additional capital will depend, in part, on conditions in the capital markets at that time, which are outside of our control. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us or at all. If we cannot raise additional capital when needed, our ability to expand operations through internal growth and acquisitions could be materially impacted. In the event of a material decrease in our stock price, future issuances of equity securities could result in dilution of existing shareholders’ interests.

Future issuances of our equity securities may negatively impact the price of our common stock when and if they are sold. Future issuances of our equity securities could dilute shareholder ownership and voting interest.

Riverview’s articles of incorporation authorize the issuance of up to 20 million shares of voting common stock, 1,348,809 shares of non-voting common stock, and three million shares of preferred stock. Any future issuance of equity securities by us under the Plan or otherwise may result in dilution in the percentage ownership and voting interest of our shareholders. Also, any securities we sell in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our shareholders. Our shareholders do not have any preemptive rights to acquire additional shares in the event we issue additional shares in the future.

Our bylaws provide for the indemnification of directors, officers, and employees and limit the liability of directors.
Our bylaws contain provisions limiting the liability of our directors in connection with any actions they take as directors. Such provisions can have, as one significant effect, the loss to Riverview and its shareholders of a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, generally are unaffected by such provisions. The restriction on monetary liability can discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce our recovery of monetary damages. One of the significant effects of the indemnification provisions in the bylaws is to authorize indemnification against judgments and settlements in a derivative suit. As a result, damages assessed against a director that would be paid to us would be at least reduced by the indemnification amounts we owed to such person. Accordingly, we will not receive any net benefit from such awards or settlement amounts and could incur a loss after indemnification payments are made.
Our articles of incorporation and bylaws contain anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of the common stock.
Provisions of Pennsylvania law and of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Our articles of incorporation and bylaws include certain provisions that may be considered to be “anti-takeover” in nature, such as the absence of cumulative voting, a classified board of directors, the inability of shareholders to call a special meeting of shareholders and the ability to authorize and issue preferred stock, among other things, because they may have the effect of discouraging or making more difficult the acquisition of control over Riverview by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect our shareholders by providing a measure of assurance that the shareholders will be treated fairly in the event of an unsolicited takeover bid. However, such anti-takeover provisions, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to our equity securities, which, in turn, could adversely affect the market price of our common stock. To the extent that these provisions actually discourage such a transaction, holders of our equity securities may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, some of these provisions could also discourage proxy contests and make it more difficult and expensive to remove, and thereby may serve to entrench, our incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.
Our securities are not insured, and you could lose the value of your entire investment.
An investment in our common stock is not a savings account, deposit or other obligation of a bank or depository institution and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of the entire investment.

Risks Related to our Business
Economic downturns and the composition of our loan portfolio subject us to credit risk.
Economic downturns and the composition of our loan portfolio subject us to credit risk. National, regional and local economic conditions can impact our loan portfolio. For example, an increase in unemployment, a decrease in real estate values or changes in interest rates, as well as other factors, such as a substantial decline in the stock market, could weaken the economies of the communities we serve. Weakness in the market areas we serve may depress our earnings and consequently our financial condition because:

•	borrowers may not be able to pay interest on, and repay their principal of, outstanding loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	demand for loans, as well as other products and services we offer, may decline.
Approximately $668.4 million, or 75.1%, of our loan portfolio was in commercial loans, commercial mortgage loans, and construction loans at June 30, 2019. Commercial loans, commercial mortgage loans and construction loans generally involve a greater degree of credit risk than residential mortgage loans and consumer loans because they typically have larger balances to single borrowers or groups of related borrowers compared to residential mortgage loans, meaning, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan, and are more likely to be affected by adverse conditions in the economy. In addition, because payments on these loans often depend on the successful operation and management of businesses and properties and the income stream of the borrowers, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate markets, adverse economic conditions or changes in government regulation. In addition, the collateral securing these loans may not be sold as easily as residential real estate, and if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and would adversely affect our earnings and financial condition.
If we experience loan losses in excess of our allowance for loan losses, our earnings will decrease.
Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. There is no assurance that our allowance for loan losses will be sufficient to absorb actual loan losses or that we will not experience significant losses in our loan portfolio that may require significant increases to the allowance for loan losses in the future.
Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting asset values and unexpected problems affecting the creditworthiness of our borrowers.

The allowance for loan losses is recorded as a reduction to loans on our consolidated balance sheet and the reserve for unfunded lending commitments is included in other liabilities on our consolidated balance sheet. While we believe that our allowance for loan losses as of June 30, 2019 is sufficient to cover inherent losses in the loan portfolio on that date, we may need to increase the provision for loan losses due to changes in the risk characteristics of the loan portfolio or general economic conditions, thereby negatively impacting our results of operations.
The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date. Management’s estimate of losses inherent in the loan portfolio is dependent on the proper application of its methodology for determining our allowance needs. The most critical judgments underpinning that methodology include: the ability to identify potential problem loans in a timely manner; proper collateral valuation of loans evaluated for impairment; proper measurement of allowance needs for pools of loans evaluated for impairment; and an overall assessment of the risk profile of the loan portfolio and the macro and micro economic conditions existing nationally, regionally and locally in the markets we serve.

We determine the appropriate level of the allowance for loan losses based on many quantitative and qualitative factors, including, but not limited to: the size and composition of the loan portfolio; changes in risk ratings; changes in collateral values; delinquency levels; historical losses; and economic conditions. In addition, as the loan portfolio grows, it will generally be necessary to increase the allowance for loan losses through additional provisions for loan losses, which will negatively impact our operating results during the financial period in which additional provisions are made.
If our assumptions and judgments regarding such matters prove to be inaccurate, our allowance for loan losses might not be sufficient, and we may need to make additional provisions for loan losses. Depending on the amount of such provisions for loan losses, the adverse impact on our earnings could be material.
Furthermore, banking regulators may require us to make additional provisions for loan losses or otherwise recognize further loan charge-offs or impairments following their periodic reviews of our loan portfolio, underwriting procedures and allowance for loan losses. Any increase in the allowance for loan losses or loan charge-offs as required by such regulatory agencies could have a material adverse effect on our financial condition and results of operations.
In June 2016, the Financial Accounting Standards Board issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”  ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and to record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of loan losses. For public business entities that are SEC filers, this guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Although the actual impact of the application of the CECL model on us is not yet known, we believe that the application of the CECL model at the end of 2019 will likely result in an increase to our allowance for loan losses, which will also adversely impact our capital position.  The Financial Accounting Standards Board has proposed delaying the implementation date of CECL until January 2023 for SEC smaller reporting companies, like the Corporation.

Changes in real estate values may adversely impact loans made by Riverview Bank that are secured by real estate.
A significant portion of Riverview Bank’s loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in Berks, Blair, Bucks, Centre, Clearfield, Cumberland, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties.  Real estate values and real estate markets generally are affected by, among other things, changes in national, regional, or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Riverview Bank’s market area, the value of the real estate collateral securing Riverview Bank’s loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material negative impact on our financial performance.
Interest rate movements may impact our earnings.
Through the operations of our banking subsidiary, Riverview Bank, Riverview is exposed to interest rate risk since substantially all of its assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and value of financial instruments. Riverview Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.
We cannot predict or control changes in interest rates. We are affected by fiscal and monetary policies of the federal government, including those of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulates the national money supply and engages in other lending and investment activities in order to manage recessionary and inflationary pressures, many of which affect interest rates charged on loans and paid on deposits.

In recent years, as the general level of short-term interest rates has increased, our net interest margin, or the difference between interest earned on loans and investments and interest paid on deposits and borrowings, has increased, contributing to growth in our net interest income. During this period of rising interest rates, increased competition for deposits has caused the interest rates paid on interest-bearing deposits to increase by a larger amount than the recent past, for any given increase in market interest rates, causing growth in our net interest margin to moderate. Our ability to continue to expand our net interest margin may be challenged if long-term interest rates impacting our loan and investment yields do not move in the same direction, by the same magnitude or in the same relative timeframe as additional increases in short-term interest rates influencing our cost of interest-bearing deposits.

In the event that the general level of interest rates declines, our net interest margin may come under pressure as interest-earnings assets, such as loans and investments, are originated, acquired or repriced at lower rates, reducing the average rate earned on those assets. While the average rate we pay on interest-bearing liabilities, such as deposits and borrowings, may also decline, the decline may not occur at the same pace as the decline in the average rate we earn on interest earning assets, resulting in a narrowing of the net interest margin.
If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.
We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings. Changes in the expected cash flows of these securities and/or prolonged price declines have resulted and may result in our concluding in future periods that there is additional impairment of these securities that is other than temporary, which would require a charge to earnings to write down these securities to their fair value.
A downturn in the economic conditions in our market areas may adversely affect our business.
Unlike large, national institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies and geographic locations. If the communities in which we operate do not grow, or if prevailing economic conditions locally or nationally are unfavorable, our business could be adversely affected. In addition, increased market competition in a lower demand environment could adversely affect our business prospects and profit potential. Currently, our lending and deposit-gathering activities are concentrated primarily in the Central Pennsylvania markets of Berks, Blair, Bucks, Centre, Clearfield, Cumberland, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Therefore, our success depends in large part on general economic conditions in this region. Adverse changes in the local economy could reduce our growth rate, impair our ability to collect loans, and generally adversely affect our financial condition and results of operations.
Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.
We operate in an extremely competitive banking environment. In Pennsylvania, larger banks dominate the commercial banking industry. In addition, future competitors, including new commercial banks, may enter our market area. In recent years, there has been a trend toward fewer banks controlling a greater market share. Many of our competitors offer services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business.

In addition, larger competitors may be able to price loans and deposits more aggressively than we can. We compete with other financial institutions, including savings and loan associations, credit unions, money market funds, stock brokerage firms, insurance companies, financial technology (“FinTech”) companies, and others in obtaining lendable funds, making loans and collecting deposits. The non-bank financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on banks. As a result, these non-bank competitors may have an advantage over us in providing certain services.
Our ability to compete effectively depends, in part, on our ability to develop and market new and innovative services and to adopt or develop new technologies that differentiate our products or provide cost efficiencies, while avoiding increased related expenses. An example of a competitive challenge is the current FinTech environment, where financial institutions are investing significantly in evaluating new technologies, such as “Blockchain” and other distributed ledger technology, and developing potentially industry-changing new products, services and industry standards. The introduction of new products and services can entail significant time and resources, including the requirement to obtain any necessary regulatory approvals. Substantial risks and uncertainties are associated with the introduction of new products and services, including technical and control requirements that may need to be developed and implemented, rapid technological change in the industry, our ability to access technical and other information from our clients, the significant and ongoing investments required to bring new products and services to market in a timely manner and at competitive prices and the preparation of marketing, sales and other materials that fully and accurately describe the product or service and its underlying risks. Our failure to manage these risks and uncertainties would also expose us to enhanced risk of operational lapses, which may result in our being required to recognize financial statement liabilities. Regulatory and internal control requirements, capital requirements, competitive alternatives, vendor relationships and shifting market preferences may also determine if such initiatives can be brought to market in a manner that is timely and attractive to our clients. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business and reputation, as well as on our consolidated results of operations and financial condition.
Our strategy is to attract customers by providing personalized services while remaining local and independent. There can be no assurance that this strategy will lead to success. In addition, there are a number of smaller community-based banks in our market area pursuing similar strategies.
Failure to keep up with technological advancements in deployment of services and efficiency of operations may make us more vulnerable to competition.
The financial services industry is continually undergoing rapid technological change, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Riverview’s future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of Riverview’s financial institution competitors have substantially greater resources to invest in technological improvements, and new payment services developed and offered by non-financial institution competitors pose an increasing threat to the traditional payment services offered by financial institutions, like Riverview Bank. Riverview may not be able to effectively implement new technology-driven products and services, be successful in marketing these products and services to its customers, or effectively deploy new technologies to improve the efficiency of our operations. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business, financial condition and results of operations. Further, the costs of new technology, including the potential need to hire additional personnel to implement and maintain such technology, can be high in both absolute and relative terms. There can be no assurance, given the fast pace of change and innovation, that our technology, either purchased or developed internally, will meet or continue to meet the needs of both Riverview and our customers.

Future governmental regulation and legislation could limit our future growth.
Riverview and its subsidiary, Riverview Bank, are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. These laws may change from time-to-time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund, not shareholders.  Any changes to these laws may negatively affect our ability to expand our services and to increase the value of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us.  The cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.  Further, if we are not in compliance with such requirements, we could be subject to fines or other regulatory action that could restrict our ability to operate or otherwise have a material adverse effect on our business and financial condition.  In addition, because regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal or state regulation of financial institutions may change in the future and impact our operations.  Changes in laws, rules and regulations applicable to us, however, could affect the services and products we offer, require us to make changes to our business and operations, increase our operating expenses, and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.  In addition, the burden imposed by federal and state regulations may place banks in general, and Riverview Bank specifically, at a competitive disadvantage compared to less regulated competitors.
We are exposed to many types of operational and other risks and our framework for managing such risks may not be effective in mitigating risk.
We are exposed to many types of operational risk, including the risk of human error or fraud by employees and other third parties, intentional and inadvertent misrepresentation by loan applicants or borrowers, unsatisfactory performance by employees and vendors, clerical and record-keeping errors, computer and telecommunications systems malfunctions or failures and reliance on data that may be faulty or incomplete. In an environment characterized by continual, rapid technological change, as discussed above, when we introduce new products and services, or make changes to our information technology systems and processes, these operational risks increase. Any of these operational risks could result in our diminished ability to operate our business, financial loss, potential liability to customers, inability to secure insurance, reputational damage and regulatory intervention, any or all of which could materially adversely affect our business, prospects, operations, financial condition, and results of operations.

Our risk management framework is subject to inherent limitations, and risks may exist, or develop in the future, that we have not anticipated or identified. If our risk management framework proves to be ineffective, we could suffer unexpected losses and could be materially adversely affected.
Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.
Our computer systems, software and networks are subject to ongoing threats, which include attempts to gain unauthorized access, mishandling or misuse of information, loss or destruction of data (including confidential non-public customer information), account takeovers, temporary lack of service, computer viruses or other malicious code, cyberattacks designed to obtain confidential non-public information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, denial of service attacks and other events. Cyber threats may arise from human error, fraud or malice on the part of employees or third parties, including third party vendors, or may result from accidental technological failure.
Cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties) and the disruption of business operations. The potential consequences of a material cybersecurity incident include reputational damage, litigation with third parties, and increased cybersecurity protection and remediation costs, which in turn could adversely affect our competitiveness and results of operations. Although we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, such insurance coverage may be inapplicable or otherwise insufficient to cover any or all losses. Further, a successful cybersecurity attack that results in a significant loss of customer data or compromises our ability to function would have a material adverse effect on our business, reputation, financial condition and results of operation.
We may be affected by the practices of other financial institutions.
Financial institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. These transactions may expose us to credit risk in the event of a default by a counterparty or client. This credit risk could be exacerbated if the collateral held by us cannot be realized upon or is liquidated at prices insufficient to recover the full amount of our credit exposure. Such losses could have a material adverse effect on our financial condition and results of operations.
We face a variety of risks in connection with completed and potential acquisitions.
We have historically supplemented our organic growth through acquisitions of financial institutions and other businesses, and we may seek to supplement organic growth through such acquisitions in the future. Acquiring other banks, branches, financial businesses or assets involves a variety of risks commonly associated with acquisitions, including, among other things:

•	The possible loss of key employees and customers of the acquired business;

•	Potential disruption of the acquired business and our business;

•	Potential changes in banking or tax laws or regulations that may affect the acquired business including, without limitation, liabilities for regulatory and compliance issues;

•	Exposure to potential asset quality issues of the acquired business;

•	Potential exposure to unknown or contingent liabilities of the acquired business; and

•	Potential difficulties in integrating the acquired business, resulting in the diversion of resources from the operation of our existing businesses.
Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our business, financial condition and results of operations. In addition, we face significant competition from other financial services institutions, some of which may have greater financial resources than we do, when considering acquisition opportunities. Accordingly, attractive opportunities may not be available and there can be no assurance that we will be successful in identifying, completing or integrating future acquisitions.
If the goodwill that we have recorded or record in the future in connection with our acquisitions becomes impaired, it could have a negative impact on our results of operations.
As noted above, we have in the past supplemented, and may in the future seek to supplement, our organic growth through acquisitions. If the purchase price of an acquired company exceeds the fair value of its net assets, the excess must be carried on our balance sheet as goodwill. As of June 30, 2019, we had $24.8 million of goodwill recorded on our balance sheet. We are required to evaluate goodwill for impairment at least annually. Write-downs of the amount of any impairment, if necessary, would be charged to earnings in the period in which the impairment occurs. There can be no assurance that future evaluations of goodwill will not result in impairment charges.
We may be unable to retain or replace members of senior management, or of the board of directors, or to hire and retain other skilled personnel.
Our business success depends to a great extent upon the services of our officers and directors. The loss of key personnel would have a material adverse effect upon our future prospects. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that we will continue to be successful in attracting, recruiting, and retaining the skilled managerial, marketing, and technical personnel necessary for the successful operation of existing lending, operations, accounting, and administrative functions or to support the expansion of the functions necessary for our future growth. Our inability to hire or retain key personnel could have a material adverse effect on our results of operations.

Negative publicity could damage our reputation and business.
Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could result from our actual, alleged or perceived conduct in any number of activities, including lending practices, litigation, corporate governance, regulatory, compliance, mergers and acquisitions, disclosure, sharing or inadequate protection of customer information, and actions taken by government agencies and community organizations in response to such conduct. In addition, unfavorable public opinion regarding the broader financial services industry, or arising from the actions of individual financial institutions, can have an adverse effect on our reputation. Any of these or other events that impair our reputation can affect our ability to attract and retain customers and employees and access sources of funding and capital, any of which could have materially adverse effect on our results of operations and financial condition.
From time to time we may be the subject of litigation and governmental or administrative proceedings. Adverse outcomes of any such litigation or proceedings may have a material adverse impact on our business and results of operations as well as our reputation.

Many aspects of our business involve substantial risk of legal liability. From time to time, we have been named or threatened to be named as a defendant in various lawsuits arising from its business activities (and in some cases from the activities of companies that were acquired). In addition, we may also be the subject of governmental investigations and other forms of regulatory or governmental inquiry. Like other financial institutions, we are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. These lawsuits, investigations, inquiries and other matters could lead to administrative, civil or criminal proceedings, or result in adverse judgments, settlements, fines, penalties, restitution, injunctions or other types of sanctions, or the need for us to undertake remedial actions, or to alter our business, financial or accounting practices. Substantial legal liability or significant regulatory actions against us could materially adversely affect our business, financial condition or results of operations and/or cause significant reputational harm. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. For matters where a loss is not probable, or we cannot reasonably estimate the amount of the loss, no loss reserve is established. However, we may still incur legal costs for a matter even if a reserve has not been established.
Risks Related to the Plan

Participants in the Plan are at risk for market fluctuations between the time the Plan Administrator receives their cash dividends or voluntary cash payments and the purchase of the shares.
Participants in the Plan do not have control over or authority to direct the price or time at which Corporation common stock is purchased for Plan accounts. Therefore, participants bear the market risk associated with fluctuations in the price of the Corporation’s common stock between the time the Plan Administrator receives their cash dividends or voluntary cash payments and the purchase of the shares. Since the Plan Administrator may purchase shares from the Corporation, in the open market or in privately negotiated transactions (or a combination of all three), the Plan Administrator cannot completely control when or the price at which purchases of shares will be made under the Plan.  As a result, the price of the shares that are purchased for you may be higher than the closing price on the investment date.

Purchases may occur over multiple transactions and could be made at different prices per share. You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of Corporation common stock by the Plan Administrator.
You will be liable for federal income tax on cash dividends reinvested under the Plan and any discount granted by the board of directors on the purchase price of shares purchased by the Plan.
If you reinvest cash dividends under the Plan, you will be treated for federal income tax purposes as having received dividend income on the related dividend payment date. You also will be deemed to have received taxable income to the extent of the discount on the purchase price of the shares purchased under the Plan and to the extent the Corporation pays commissions and other brokerage expenses in purchasing shares on your behalf.  This may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See “U.S. Federal Income Tax Consequences.”

Whether or not shares sold through the Plan are offered at a discount is subject to the discretion of our board of directors, and the current 5% discount may be decreased or discontinued entirely at any time.
The current 5% discount on the purchase price of the shares of Corporation common stock purchased by the Plan may be modified or terminated at any time by the board of directors. Therefore, there is no assurance that the current discount will be maintained or for how long it may be maintained or whether it will decrease in the future.
Additionally, since the Plan Administrator cannot completely control when or the price at which purchases of shares will be made under the Plan, the shares that are purchased for you, when compared to the closing price as reported on the Nasdaq Global Market on the investment date, may reflect a discount of less than 5% we are providing.  It may also reflect a discount of more than 5% or it may reflect a premium to the closing price.  Accordingly, while we designed the Plan to provide an economic benefit to you, we cannot assure you that you will receive an economic benefit from the 5% discount.

The price paid for shares purchased under the Plan will be the weighted average purchase price actually paid for all shares purchased.
The price paid for shares purchased by the Plan in the open market or in privately negotiated transactions (or a combination of both) is determined in an arm’s length transaction. The price paid for shares purchased by the Plan from the Corporation is determined based on the average of the highest and lowest prices for the Corporation’s common stock on the purchase date, as reported by the Nasdaq Global Market or, if no trades occurred on such date, using the next preceding date on which such prices were reported. Furthermore, purchases made under the Plan may take place over multiple transactions at different prices. The price paid for the shares of the Corporation’s common stock by a Plan participant will be 95% of the weighted average price actually paid for the shares. There is no assurance that the price paid per share in any transaction bears any relationship to assets, earnings, book value, or any other established criteria of value of the Corporation.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking information about the Corporation that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of the Corporation and its subsidiaries.

Discussions containing forward-looking statements may be found, among other places, in this prospectus and our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, as well as any similar statements contained in future Current Reports on Form 8-K, Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K which are hereby incorporated by reference upon their subsequent filing with the SEC.  These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements as statements of historical fact or as guarantees or assurances of future performance because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.

We qualify all our forward-looking statements by these cautionary statements.  These forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference.  Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus.  You should not place undue reliance on any forward-looking statement.

DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN
The terms and conditions of the Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan are presented below in a question and answer format. Shareholders who choose not to participate in the Plan will continue to receive cash dividend payments, if and when cash dividends are declared and paid.
Purpose

1.	What is the purpose of the Plan?
The Plan provides shareholders of record and beneficial owners (through their broker or other nominee)  of Corporation common stock with a convenient and economical method of investing cash dividends and making additional, voluntary cash payments to purchase shares of the Corporation’s common stock.  Participating shareholders in the Plan pay no brokerage commissions or service fees when they acquire shares of common stock through the Plan.
Advantages

2.	What are the advantages of the Plan?
A participant may:

•
Reinvest cash dividends and make voluntary cash payments to purchase additional shares of the Corporation’s common stock without paying service fees or brokerage commissions. The Corporation currently provides participants in the Plan with up to a 5% discount on the purchase price of shares that would otherwise be paid by participants;

•	Invest the full amount of all cash dividends in shares of common stock including fractional shares, which also earn dividends under the Plan; and

•	Regularly receive a detailed statement of account transactions.

Administration

3.	Who administers the Plan for participants?
American Stock Transfer and Trust Company LLC (the “Plan Administrator”) is the administrator of the Plan and will act as agent for the participants. As agent for the participants, the Plan Administrator will:

•	Hold shares as agent for Plan participants;

•	Keep and maintain records;

•	Provide detailed statements of account to participants; and

•	Perform other duties related to the Plan.

Any notices, questions, or other communication relating to the Plan should include the participant’s name and account number, as indicated on the statements received from American Stock Transfer and Trust Company LLC, and should be directed as follows:
For transaction processing mail your request to:
American Stock Transfer and Trust Company LLC
P.O. Box 922
Wall Street Station
New York, N.Y. 10269-0560
ATT: Plan Administration Department
For inquiries regarding your account mail to:
American Stock Transfer and Trust Company LLC
6201 15th Avenue
Brooklyn, New York 11219
ATT: Shareholder Relations Department
Toll free number is: 1-800-278-4353
For Internet access: www.astfinancial.com
In the event that the Plan Administrator resigns or ceases to act as agent for the participants, the Corporation will make other arrangements, as it deems appropriate, for the administration of the Plan. Furthermore, the Corporation may replace the Plan Administrator as agent at any time.
Participation

4.	Who is eligible to participate?
All shareholders of the Corporation are eligible to participate in the dividend reinvestment feature of the Plan. However, only those shareholders who enroll at least 10% of their Corporation common stock in the Plan are eligible to participate in the additional cash contribution feature of the Plan. Subject to the foregoing requirement for voluntary cash contribution eligibility, registered shareholders may participate in the Plan with respect to all or a percentage of the shares they own.
A broker or nominee that is a record owner of common stock may participate in the Plan on behalf of one or more beneficial owners of shares in accordance with the rules and regulations established by the Corporation. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and you must contact your broker, bank, or other nominee for instructions on how to enroll these shares in the Plan.

5.	How does an eligible shareholder become a participant?
All eligible shareholders may join the Plan at any time by completing and signing an enrollment form and returning it to the Plan Administrator or by enrolling at the Plan Administrator’s website www.astfinancial.com.

6.	What does the enrollment form provide?
The enrollment form authorizes the Plan Administrator, as the shareholder’s agent, to reinvest cash dividends on the designated shares to purchase shares of the Corporation’s common stock and, upon an eligible participant’s election, to purchase additional shares with voluntary cash payments.

7.	When may a shareholder join the Plan?
A shareholder may join the Plan at any time. If the Plan Administrator receives a properly completed enrollment form on or before a dividend record date, the Plan Administrator will commence to reinvest the cash dividends payable for the designated shares with the payment of the dividend to which that record date relates.  Historically, the Corporation has declared and paid cash dividends on a quarterly basis. The Corporation reserves the right to change the dividend record and payment dates.

8.	Is partial participation possible under the Plan?
Yes. Shareholders may enroll a portion of their shares in the Plan. However, a shareholder must enroll at least 10% of his, her or its Corporation common stock in the Plan in order to be eligible to make additional cash contributions to purchase shares through the Plan.

9.	Is the right to participate in the Plan transferable?
No. The right to participate in the Plan is not transferable.
Purchases

10.	What is the source for shares of common stock purchased under the Plan?
The Plan Administrator will purchase shares from the Corporation, in the open market, in privately negotiated transactions, or using a combination of these methods, as directed by the Corporation.

11.	How many shares of common stock will the Plan Administrator purchase for a participant under the Plan?
The number of shares purchased depends on:

•	The amount of cash dividends to be reinvested;

•	The amount of any voluntary cash payments; and

•	The applicable purchase price of the common stock.
The Plan Administrator will credit each participant’s account with that number of shares, including any fractional shares computed to three (3) decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in Question 12.  All cash dividends on shares held in a participant’s account, whether purchased through dividend reinvestment or voluntary cash payment, automatically are reinvested in additional shares of common stock.

12.	At what price will shares of common stock be purchased under the Plan?
The Plan Administrator may purchase shares of common stock for the Plan directly from the Corporation, in the open market, in privately negotiated transactions or using a combination of these methods.  Shares acquired in the open market or in privately negotiated transaction will be made on arms-length terms. Shares purchased from the Corporation will be acquired at “fair market value,” which is determined by the average of the highest and lowest trading price for the Corporation’s stock on the applicable date, as reported by the Nasdaq Global Market for the applicable date or, if no trades occurred on such date, using the next preceding date on which such prices were reported.

The price to be paid by participants for shares is currently set at 95% of the weighted average of all prices actually paid for all shares, regardless of the method of acquisition, excluding all fees, brokerage commissions, and expenses.  The board of directors of the Corporation may, in its discretion, reduce or entirely remove the discount for Plan purchases by giving at least 30 days prior written notice to participants.  The available price discount may not exceed 5%.

13.	When will shares of common stock be purchased for a participant under the Plan?
The Plan Administrator will use cash dividends (if any) and voluntary cash payments to purchase common stock on or about the 15th day of each month (the “Investment Date”). If the Corporation does not declare cash dividends for a related Investment Date, only the voluntary cash payments received by the Plan Administrator will be used by the Plan Administrator to purchase common stock on that Investment Date.  Purchases of common stock by the Plan Administrator may occur over a number of trading days depending on the source of such shares. You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the Plan Administrator.
Voluntary Cash Payments

14.	Who is eligible to make voluntary cash investments?
Participants in the Plan who have enrolled at least 10% of their Corporation common stock in the Plan also may make voluntary cash payments to acquire shares of the Corporation’s common stock under the Plan.

15.	What are the timing requirements and other limitations on voluntary cash payments?
Once enrolled in the Plan and satisfying the eligibility requirement in Question 14, you may make voluntary cash payments to the Plan Administrator. Voluntary cash payments may be made monthly, but the minimum voluntary cash payment is $40 per month, and the maximum voluntary cash payment is ten thousand dollars $10,000 per month.  A participant is not required to invest the same amount each month. Participants are under no obligation to make voluntary cash payments. Voluntary cash payments received at least two (2) business days, but no more than twenty (20) business days, before an Investment Date will be applied by the Plan Administrator to the purchase of Corporation common stock on that Investment Date. The Plan Administrator has the right to refuse to invest any voluntary cash payment received from a participant less than two (2) business days or more than twenty (20) business days before an Investment Date. Any voluntary cash payment received by the Plan Administrator less than two (2) business days before an Investment Date shall be applied to the purchase of stock for the participant’s account on the next following Investment Date. A voluntary cash payment will not be deemed to have been made by a participant or received by the Plan Administrator until the funds so contributed are actually collected.

You will not earn interest on your voluntary cash payments which are being held in collected funds to purchase additional shares of common stock. Optional cash payments will be returned to a participant upon written request to the Plan Administrator, provided that the request is received by the Plan Administrator at least five (5) business days prior to the next scheduled Investment Date.  The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.	How does the voluntary cash payment option work?
To make voluntary cash payment, a participant must submit a check drawn on a U.S. bank to the Plan Administrator along with an executed enrollment form which will accompany each statement of account.  Participants must make checks drawn on a U.S. bank in U.S. currency payable to “American Stock Transfer and Trust Company LLC, Plan Administrator.” The check should include the participant’s shareholder account number. Third party checks, checks not drawn on a U.S. bank, or checks sent without an executed enrollment form, an amended enrollment form, or written instructions will be returned.  Do not send cash.

You also can authorize monthly automatic deductions from your bank account so long as each monthly automatic deduction meets the monthly minimum voluntary cash payment requirement. You can arrange for automatic deductions by mailing a properly completed enrollment form which you may request from the Plan Administrator. This feature allows you to make voluntary cash payments without having to write a check. If you elect to make ongoing voluntary cash payments by automatic deduction, you may change or terminate this election by writing to the Plan Administrator.  Automatic deductions will be made on the 10th day of each month. Any changes to an automatic deduction must be received by the Plan Administrator at least five (5) business days prior to the scheduled date of the automatic deduction.
If any check is returned to the Plan Administrator for insufficient funds or for any other reason or if the automatic debit is rejected, the Plan Administrator will consider the voluntary cash payment null and void and will immediately remove from the participant’s account any shares that were purchased based on that check or debit.  The Plan Administrator also will be entitled to sell these shares to satisfy any uncollected amounts, including any service fee for the returned or rejected item. If the net proceeds of the sale of these shares are insufficient to satisfy these uncollected monies, the Plan Administrator can sell additional shares from the participant’s account to satisfy the uncollected balance.
The price of shares purchased using voluntary cash payments will be determined in accordance with the provisions of the Plan (See Question 12). Voluntary cash payments made by check or other draft must clear prior to the Investment Date. Voluntary cash payments will be returned to a participant upon written request to the Plan Administrator, provided that the request is received by the Plan Administrator at least five (5) business days prior to the next scheduled Investment Date. The Corporation will not pay interest on voluntary cash payments pending the purchase of common stock.

Reports to Participants

17.	What kind of reports will be sent to participants in the Plan?
Each participant in the Plan will receive a statement of account approximately thirty (30) days after each Investment Date describing cash dividends and any voluntary cash payments received, the number of shares purchased, the price per share calculated in accordance with the terms and conditions of the Plan, and the total shares accumulated under the Plan. These statements will provide a record of the dates and costs of purchases. Participants should retain the statements for income tax purposes. Participants will also receive the Corporation’s annual reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf.
Share Certificates/Book Entry Shares

18.	Will the Plan Administrator issue stock certificates or book entry shares for shares of common stock purchased?
The Plan Administrator will not issue stock certificates or book entry shares to participants for shares of common stock purchased under the Plan. Instead, shares purchased under the Plan will be held in the Plan’s name for the benefit of participants. The number of shares credited to a participant’s account under the Plan will be shown on the participant’s periodic statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The Plan Administrator will issue certificates or book entry shares to participants for whole shares withdrawn from the Plan, for which a service fee may be assessed. Upon withdrawal, the Plan Administrator will issue new certificates or book entry shares in the name of the participant.

19.	In whose name will certificates/book entry shares be registered when issued to participants?
Unless the participant directs otherwise, upon withdrawal from the Plan, the Plan Administrator will issue whole shares in the name in which the participant maintains the Plan account. If a participant requests that a certificate or book entry share be issued in a different name, the request must bear the participant’s own signature. If the account is registered in multiple names, all signatures must appear on the request. Upon a participant’s death, the Plan Administrator will follow the instructions of the decedent’s personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

20.	How may participants withdraw shares purchased under the Plan?
Participants may withdraw all or a portion of the whole Plan shares in their accounts by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. The participant should mail the notice of withdrawal to the Plan Administrator at the address provided on the account statement. The Plan Administrator may charge participants a fee to issue certificates for whole shares so withdrawn in the name of the participant. Certificates, or book entry shares, for whole shares of stock so withdrawn will be registered in the name of the participant and issued to the participant or, at the participant’s election, to the participant’s broker, within fifteen (15) days of the Plan Administrator’s receipt of notice of withdrawal. Certificates, or book entry shares, for fractional shares will not be issued under any circumstances. The Plan Administrator will continue to reinvest cash dividends on shares remaining in the participant’s account.

21.	May participants request that the Plan Administrator sell the shares purchased by the Plan and held in their Plan account?
A participant may sell all or a portion of the shares credited to his or her account. There is a $15.00 transaction fee and $0.12 cents commission for each share sold.  Sales are usually done on a daily basis. If the sale request is received by 4:00 p.m., Eastern Time, via the toll-free number set forth for the Plan Administrator above, or online at the website address provided above, or by 12:00 p.m., Eastern Time, by direct mail, the sale will be done on the next business day shares are traded. Any requests received after 4:00 p.m. or 12:00 p.m. will be processed the following business day. A check for the proceeds of the sale will be mailed to the participant at the address of record. Participants will receive IRS Form 1099-B at the end of the year for tax reporting.
Termination of Participation in Dividend Reinvestment Plan

22.	How does a participant terminate participation in the Plan?
Participation in the Plan is entirely voluntary. Participants may terminate their participation at any time by sending the notice of withdrawal to the Plan Administrator indicating their desire to terminate their participation in the Plan. When a participant terminates his or her participation in the Plan or upon termination of the Plan by the Corporation, the Plan Administrator will deliver to the participant (i) a certificate or book entry shares for all whole Plan shares held under the Plan unless the participant elects to have such shares held in “street name” by the participant’s broker, (ii) a check representing any uninvested dividends and voluntary cash payments as of termination, and (iii) a check in lieu of the issuance of a fractional share, equal to the net proceeds from the sale of such fractional share or the fractional share multiplied by the fair market value per share of the common stock as of termination, depending upon whether funds are derived from an open market transaction or otherwise or (iv) direct the Plan Administrator to sell all full and fractional shares in which case shares will be sold on the open market at the current market price. Sales proceeds will be mailed to the participant on the settlement date of the sale. There is a $15.00 transaction fee and commission of $0.12 per share which will be deducted from the proceeds of the sale.
If your request to terminate participation is received more than three (3) business days prior to any dividend payment date then that dividend will be paid out in cash and not reinvested. If your request to terminate participation is received less than three (3) business days prior to any payment date then that dividend will be reinvested. However, all future dividends will be paid out in cash on all balances. Any notice of termination received less than five (5) business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the participant’s account. A shareholder may elect to re-enroll in the Plan at any time.

The Corporation in its sole discretion may at any time by notice in writing mailed to a participant terminate a participant’s interest in the Plan, in which case the participant shall be treated as though he or she had terminated participation in the Plan as of the date of mailing of the notice.

Other Information

23.	What happens if the Corporation declares a stock dividend or effects a stock split?
The Plan Administrator will add any shares issued in connection with a stock dividend or stock split on common stock held under the Plan to the participant’s account. Stock dividends or split stock distributed on shares held outside of the Plan will be mailed directly to the participant.

24.	If the Corporation issues a rights offering, how will a participant’s entitlement be computed?
A rights offering is when a corporation issues rights to its existing shareholders to buy a proportional number of additional shares of common stock at a given price. A participant’s entitlement in a rights offering is based upon his or her total holdings, including the shares held in the participant’s Plan account, in the same manner as dividends are currently computed. The Corporation will issue rights certificates for the number of whole shares only and will sell rights based on the fractional shares held in a participant’s account. The Plan Administrator will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

25.	How are shares in a participant’s account voted at a meeting of the shareholders?
If, on a record date for a meeting of shareholders, there are shares in a participant’s account, the Plan Administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all whole shares of common stock credited to his or her account.

26.	What are the responsibilities and liabilities of the Corporation and the Plan Administrator?
The Corporation and the Plan Administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability:

•	arising out of a failure to terminate a participant’s account upon his or her death; or

•
with respect to the prices at which shares are purchased or sold, the times when purchases or sales are made, the manner in which purchases or sales are made, the decision whether to purchase shares on the open market or from the Corporation, and fluctuations in the fair market value of the stock.

The Corporation cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased for participants under the Plan. All transactions in connection with the Plan will be governed by the laws of the Commonwealth of Pennsylvania and are subject to all applicable federal tax or securities laws.

27.	May the plan be amended, modified or discontinued?
Yes. The board of directors of the Corporation, at its discretion, may amend, modify, suspend or terminate the Plan, including any discount on the purchase price of shares acquired through the Plan, and will endeavor to notify participants of any amendment, modification, suspension or termination.  The Corporation may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant’s participation in the Plan after mailing a notice of intention to terminate to the participant at the participant’s address as it appears on the Plan Administrator’s records. In addition, the Corporation may adopt reasonable procedures for the administration of the Plan.  The Corporation has the sole authority to interpret the Plan in the manner that it deems appropriate in its absolute discretion.

28.	Who will bear the costs of the purchases made under the Plan?
The Corporation will pay all costs of administration of the Plan. Participants will incur no brokerage commissions or other fees for purchases of shares under the Plan.

29.	May a participant pledge shares purchased under the Plan?
No.  A participant who wishes to pledge shares credited to a Plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 20 above.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations, and court decisions.  This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law.  You should consult with your own tax advisor regarding the specific tax consequences (including the federal, state, local, foreign and other tax consequences) of participating in the Plan, and of potential changes in applicable tax laws.

If you receive shares that are issued directly by us through reinvestment of dividends under the Plan, you will be treated as receiving a distribution equal to the fair market value of such shares, calculated as of the date when the shares are credited to your account.  If you receive shares that were purchased on the open market, you will be treated as receiving a distribution equal to the amount of the cash dividend that you could have received if you had not participated in the Plan.  For example, if dividends of $100 are reinvested under the Plan to acquire shares of our common stock with a fair market value of $103, the amount of the taxable dividend will be $103.

You will receive an annual statement (IRS Form 1099-DIV) from the Plan Administrator indicating the amount of dividend income reported to the Internal Revenue Service.

We will pay on your behalf all brokerage commissions for shares purchased under the Plan, but those payments will constitute additional taxable income to you for income tax purposes.

Generally, under the current tax laws, the dividends that you are treated as earning will be taxable at your ordinary income tax rates.  Dividends received by corporations under the Plan will be subject to the corporate tax rates applicable to such corporation.

Your tax basis of the shares purchased under the Plan with reinvested dividends will be equal to the amount of the distribution you are treated as receiving, measured by the fair market value of the shares as of the date when the shares are credited to your account plus any allocable brokerage commissions or processing fees paid by us.  Your tax basis of shares you acquire with voluntary cash payments under the Plan will be equal to the fair market value of the shares as of the date when the shares are credited to your account plus any allocable brokerage commissions or processing fees paid by us.

You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your account or the withdrawal of whole shares from your account.  You will, however, generally realize gain or loss upon the receipt of cash for a fractional share credited to your account.  You will also realize gain or loss when shares are sold.  The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares.  In order to determine the tax basis for shares in your account, you should retain all account statements.

The holding period for common stock purchased through the dividend reinvestment or voluntary cash payments under the Plan begins on the date following the day on which the shares are credited to your account.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally may be subject to a withholding tax on dividends paid on shares held in the Plan.  Dividends paid on shares in accounts, and the proceeds of any sale of shares, may be subject to the “backup withholding” provisions of the Internal Revenue Code.  If you fail to furnish a properly completed IRS Form W-9 or its equivalent, or unless you are exempt from the withholding requirements of the Internal Revenue Code, then the Plan Administrator must withhold applicable taxes from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.

You should consult your tax accountant or personal tax advisor regarding the effects of participation in the Plan on your personal tax situation.

USE OF PROCEEDS
The net proceeds to us from the sale of newly issued shares of common stock (or from treasury shares) under the Plan will be used to provide additional equity capital to the Corporation to support its growth and the growth of Riverview Bank.  The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds. To the extent shares of common stock used to fund the Plan are purchased on the open market or as a result of a privately negotiated purchase, there will be no proceeds to us from the purchase of such shares.

PLAN OF DISTRIBUTION

We will pay all fees, commissions and expenses, including costs of administration, in connection with purchases of our common stock under the Plan, except for certain transaction fees payable to the Plan Administrator as disclosed herein.

Our common stock may not be available under the Plan in all states or jurisdictions.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS
The validity of the shares of Corporation common stock offered hereby is being passed upon for the Corporation by Luse Gorman, PC, Washington D.C.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2018, have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in their reports appearing in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated into this Registration Statement by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report on the financial statements given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other documents with the SEC. Our SEC filings are available to you on the SEC’s Internet site at www.sec.gov, and at our corporate website, www.riverviewbankpa.com. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

This prospectus is part of a Registration Statement on Form S-3 that we have filed. The Registration Statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

•
Current Reports on Form 8-K filed on January 2, 2019, January 17, 2019 (as amended March 15, 2019), January 24, 2019, February 4, 2019, March 1, 2019, March 4, 2019, March 19, 2019, May 3, 2019, May 24, 2019, May 28, 2019, June 12, 2019, June 17, 2019, June 18, 2019, June 24, 2019, July 30, 2019, August 23, 2019 and September 13, 2019 (unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated herein by reference);

•
The definitive proxy statement for our 2019 annual meeting of shareholders filed on April 23, 2019 and supplement to the definitive proxy statement for our 2019 annual meeting of shareholders filed as definitive additional materials on May 9, 2019; and

•	The description of the common stock which is contained in the Corporation’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC’s Internet site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus from us by requesting them in writing or by telephone from us at:

Riverview Financial Corporation
3901 North Front Street
Harrisburg, Pennsylvania 17110
Attention:  Corporate Secretary
Telephone: (717) 957-2196

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.  Other Expenses of Issuance and Distribution
The following table sets forth the approximate expenses payable by the Corporation in connection with the sale of the securities previously registered:

Registration Statement filing fee	$ 151
Printing expenses	1,000
Legal fees and expenses	10,000
Accounting fees and expenses	7,500
Total	$ 18,651

Item 15.  Indemnification of Directors and Officers

Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law (“PBC”) permits a Pennsylvania corporation to limit the personal liability of its directors for monetary damages, subject to the limitations and conditions described in Subchapter B.  Subchapter D of Chapter 17 of the PBCL provides for indemnification of any person who is or was a representative of a Pennsylvania corporation and specifically empowers the corporation to indemnify, subject to the limitations and conditions described in Subchapter D, any person who is or was a representative of the corporation in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was a representative of the corporation.

Article 23 of the bylaws of the Corporation sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

Section 23.1 of the bylaws provides that the Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 23.2 of the bylaws provides that the Corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 23.3 of the bylaws provides that to the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 23.1 or 23.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 23.5 of the bylaws provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in Article 23 may be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in Article 23 or otherwise.

Section 23.6 of the bylaws provides that the indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 23.10 of the bylaws provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Article 23 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the Corporation and shall inure to the benefit of the heirs and personal representative of that person.

Item 16.  Exhibits
The following exhibits are filed herewith or incorporated by reference.  The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

5	Opinion of Luse Gorman, PC (filed herewith)
10	Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan (filed herewith)
23.1	Consent of Dixon Hughes Goodman LLP (filed herewith)
23.2	Consent of Luse Gorman, PC (included as part of Exhibit 5)
24	Power of Attorney (included on signature page)

Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission and such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Harrisburg, Commonwealth  of Pennsylvania, on the 17th day of October, 2019.

RIVERVIEW FINANCIAL CORPORATION
By:	/s/ Brett D. Fulk
Brett D. Fulk President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Brett D. Fulk and Scott Seasock, as their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-3 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates listed.

Signature	Title	Date

/s/ Brett D. Fulk	Director, President and Chief Executive Officer (Principal Executive Officer)	October 17, 2019
Brett D. Fulk

/s/ Scott A. Seasock	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2019
Scott A. Seasock

/s/ John G. Soult, Jr.	Director and Chairman of the Board	October 17, 2019
John G. Soult, Jr.

/s/ David W. Hoover	Director and Vice Chairman of the Board	October 17, 2019
David W. Hoover

/s/ Paula M. Cherry	Director	October 17, 2019
Paula M. Cherry

/s/ Albert J. Evans	Director	October 17, 2019
Albert J. Evans

/s/ Maureen M. Gathagan	Director	October 17, 2019
Maureen M. Gathagan

/s/ Howard R. Greenawalt	Director	October 17, 2019
Howard R. Greenawalt

/s/ Joseph D. Kerwin	Director	October 17, 2019
Joseph D. Kerwin

/s/ Kevin D. McMillen	Director	October 17, 2019
Kevin D. McMillen

/s/ Carl W. Metzger	Director	October 17, 2019
Carl W. Metzger

/s/ Timothy E. Resh	Director	October 17, 2019
Timothy E. Resh /s/ Marlene K. Sample	Director	October 17, 2019
Marlene K. Sample /s/ William E. Wood	Director	October 17, 2019
William E. Wood